SHAREHOLDERS' MEETING

SPECIAL SHAREHOLDERS' MEETING

On December 17, 1998, a special shareholders' meeting was held and adjourned to January 15, 1999. Kemper-Dreman Financial Services Fund shareholders were asked to vote on three separate issues: approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc., approval of the new Sub-Advisory Agreement between Scudder Kemper Investments, Inc. and Dreman Value Management, L.L.C. and to modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. The following are the results.

1) Approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc. This item was approved.

         For        Against        Abstain
      15,833,431    182,115        409,663

2) Approval of the new Sub-Advisory Agreement between Scudder Kemper Investments, Inc. and Dreman Value Management, L.L.C., as applicable. This item was approved.

         For        Against        Abstain
      15,683,190    161,630        580,389

3) To modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. These items were approved.

Investment objectives

         For        Against        Abstain
      9,256,955     571,923      1,303,569

Diversification

         For        Against        Abstain
      9,252,514     576,160      1,303,775

Lending

         For        Against        Abstain
      9,240,109     588,565      1,303,775



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